As filed with the Securities and Exchange Commission on March 4, 2021

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	27-0306875
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
100 Chelmsford Street
Lowell, MA 01851
(Address of principal executive offices, including zip code)

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC. 2021 OMNIBUS INCENTIVE PLAN
MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC. 2021 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)
Stephen G. Daly
Chief Executive Officer
MACOM Technology Solutions Holdings, Inc.
100 Chelmsford Street
Lowell, MA 01851
(978) 656-2500
(Name, address and telephone number, including area code, of agent for service)
Please send copies of all communications to:
Marko Zatylny
Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
(617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (4)	Proposed maximum aggregate offering price (4)	Amount of registration fee
Common Stock, $0.001 par value per share, under the:
MACOM Technology Solutions Holdings, Inc. 2021 Omnibus Incentive Plan	6,000,000 (2)	$63.38	$380,280,000.00	$41,488.55
MACOM Technology Solutions Holdings, Inc. 2021 Employee Stock Purchase Plan	1,500,000 (3)	$63.38	$95,070,000.00	$10,372.14
Total	7,500,000		$475,350,000.00	$51,860.69

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of the registrant’s common stock that may become issuable under the MACOM Technology Solutions Holdings, Inc. 2021 Omnibus Incentive Plan (the “2021 Omnibus Incentive Plan”) and the MACOM Technology Solutions Holdings, Inc. 2021 Employee Stock Purchase Plan (the “2021 Employee Stock Purchase Plan”) as a result of any future stock splits, stock dividends or similar adjustments of the registrant’s outstanding common stock.
(2)	Represents shares of Common Stock reserved for future issuance under the 2021 Omnibus Incentive Plan.
(3)	Represents shares of Common Stock reserved for future issuance under the 2021 Employee Stock Purchase Plan.
(4)	Pursuant to Rules 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price for the shares have been calculated solely for the purpose of computing the registration fee on the basis of the average high and low prices of the Common Stock as reported by the Nasdaq Global Market on February 26, 2021 to be $65.26 and $61.50, respectively.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents filed by the registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this registration statement:
(a)the registrant’s Annual Report on Form 10-K for the fiscal year ended October 2, 2020, as filed with the Commission on November 18, 2020 (including those portions of the registrant’s definitive proxy statement for its 2021 annual meeting of shareholders incorporated by reference therein);
(b)the registrant’s Quarterly Report on Form 10-Q for the quarterly period ended January 1, 2021, as filed with the Commission on January 28, 2021; and

(c)the description of the registrant’s common stock contained in the registrant’s registration statement on Form 8-A (Registration No. 001-35451), filed on March 9, 2012, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference in this registration statement.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify its directors, officers, employees and agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement reasonably incurred, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, although in the case of proceedings brought by or on behalf of the corporation, such indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation (unless the Delaware Court of Chancery or the court in which such proceeding was brought determines otherwise in accordance with the DGCL).
Section 102 of the DGCL authorizes a corporation to limit or eliminate its directors’ liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (1) breaches of the duty of loyalty, (2) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law, (3) unlawful payments of dividends, stock purchases or redemptions or (4) transactions from which a director derives an improper personal benefit.
Our certificate of incorporation contains provisions protecting our directors and officers to the fullest extent permitted by Sections 102 and 145 of the DGCL. Our bylaws provide similar protection under Section 145 of the DGCL for our directors and officers.
Section 145 of the DGCL also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against certain liabilities asserted against and incurred by such person in any such capacity, or arising out of such person’s status as such. We have obtained liability insurance covering our directors and officers for claims asserted against them or incurred by them in such capacity.
We have also entered into agreements to indemnify our directors and certain of our officers to the maximum extent allowed under Delaware law. These agreements, among other things, indemnify our directors for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of the company or that person’s status as a member of our board or directors.
Item 7.    Exemption from Registration Claimed.
Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description of Document
4.1
Fifth Amended and Restated Certificate of Incorporation of MACOM Technology Solutions Holdings, Inc. (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed on June 2, 2016)

4.2	Third Amended and Restated Bylaws of MACOM Technology Solutions Holdings, Inc. (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed on June 2, 2016)
10.1	MACOM Technology Solutions Holdings, Inc. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit A to Registrant’s Proxy Statement filed on January 15, 2021)
10.2	MACOM Technology Solutions Holdings, Inc. 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit B to Registrant’s Proxy Statement filed on January 15, 2021)
5.1+	Opinion of Ropes & Gray LLP
23.1+	Consent of Deloitte & Touche LLP
23.2+	Consent of Ropes & Gray LLP (included in opinion filed as Exhibit 5.1)
24.1+	Power of Attorney (see signature page)
+Filed herewith.
Item 9.    Undertakings.
(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lowell, State of Massachusetts, on March 4, 2021.
MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

By:	/s/ Stephen G. Daly
Name:	Stephen G. Daly
Title:	President and Chief Executive Officer
POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Stephen G. Daly and John F. Kober, and each of them singly, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them singly, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen G. Daly	President and Chief Executive Officer	March 4, 2021
Stephen G. Daly	(Principal Executive Officer)

/s/ John F. Kober	Senior Vice President and Chief Financial Officer	March 4, 2021
John F. Kober	(Principal Financial and Accounting Officer)

/s/ John Ocampo	Chairman of the Board	March 4, 2021
John Ocampo

/s/ Charles Bland	Director	March 4, 2021
Charles Bland

/s/ Peter Chung	Director	March 4, 2021
Peter Chung

/s/ Gil VanLunsen	Director	March 4, 2021
Gil VanLunsen

/s/ Susan Ocampo	Director	March 4, 2021
Susan Ocampo

/s/ Geoffrey Ribar	Director	March 4, 2021
Geoffrey Ribar